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                                                                    Exhibit 23.4




March 10, 1999

Sybil Yang
Smith Solomon Barney
11 Broadway
Suite 604
New York, NY 10004

To Whom It May Concern:

Forrester Research, Inc. ("Forrester") consents to the inclusion of our name and intellectual property in the preliminary prospectus and the final prospectus of Smith Solomon Barney's client prepared in connection with that client's initial public offering of securities.

Forrester does not consent to be an expert in the registration statement or as having prepared or certified any part of the registation statement.


Respectfully,

\s\

Michael Shirer
Public Relations Manager